CONSULTING AGREEMENT

EFFECTIVE DATE: January 1, 2010

This Consulting Agreement (this “Agreement”) is made by and between CNS Response, Inc., a Delaware corporation (“Company”), and Henry T. Harbin, an individual (“Consultant”).

Recitals

Company and Consultant desire that Consultant, in accordance with the terms and conditions set forth in this Agreement, provide Company with consulting services to help Company commercialize its products.

Agreement

In consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby expressly acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.             Engagement of Services.   Company may periodically issue project assignments to Consultant in the form attached to this Agreement as Exhibit A (each, a “Project Assignment”). Subject to the terms of this Agreement, Consultant will, to the best of its ability, render the services set forth in each Project Assignment accepted by Consultant (each, a “Project”). Consultant will perform the services necessary to complete the Projects in a timely and professional manner. Company will make its facilities and equipment available to Consultant when necessary.

2.             Compensation and Expenses. Company will compensate Consultant as set forth in each Project Assignment for services rendered pursuant to this Agreement. Company will be responsible for all expenses incurred in performing services pursuant to this Agreement. Notwithstanding the foregoing, the Company agrees to grant the Consultant a non-qualified stock option to purchase 400,000 shares of the Company’s common stock upon the approval by the Company’s Board of Directors of an amendment to the Company’s 2006 Stock Incentive Plan to increase the authorized number of shares available for award thereunder. The options shall vest in equal monthly installments over a thirty six month period commencing March 3, 2010.

3.             Independent Contractor Relationship. Consultant’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to create a partnership, agency, joint venture or employment relationship. Consultant is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by a Company officer.

4.              Indemnification. Consultant agrees to indemnify, defend and hold harmless Company from and against any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the terms and conditions of this Agreement.

5.             Confidential Information. Consultant agrees to hold Company’s Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties unless authorized to do so by the Company. For purposes of this Agreement, “Confidential Information” means any and all Work Product created as a result of Consultant’s services to the Company as well as all technical and non-technical information, know-how and data related to the current, future and proposed business, technology, products and services of Company, and its licensors, suppliers and customers, which is disclosed to Consultant or to which Consultant otherwise gains access as a result of performing under this Agreement.

Consultant’s obligations set forth in this Section will not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof: (a) was in the public domain at the time it was communicated to Consultant by Company; (b) entered the public domain through no fault of Consultant, subsequent to the time it was communicated to Consultant by Company; (c) was in Consultant’s possession free of any obligation of confidentiality at the time it was communicated to Consultant by Company; or (d) was rightfully communicated to Consultant free of any obligation of confidentiality subsequent to the time it was communicated to Consultant by the Company. Consultant may disclose Company’s Confidential Information in response to a valid order by a court or other governmental body, and as otherwise required by law; provided, that, if legally permitted to do so, Consultant provides Company with advance notice of such disclosure.

All Confidential Information furnished to Consultant by Company is the sole and exclusive property of Company or its licensors, suppliers or customers. Upon the earlier of Company’s request or the termination of this Agreement, all Confidential Information furnished to Consultant in tangible form, and all copies thereof will be, at Company’s option, either promptly returned to Company or destroyed by Consultant (with Consultant providing written certification of such destruction).

6.              No Conflict of Interest. During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation from any third party, that is inconsistent or incompatible with Consultant’s obligations, or the scope of services rendered for Company, under this Agreement. Consultant warrants that he is not party to any existing contract or duty that is inconsistent with the terms of this Agreement.

7.              Term and Termination.

7.1         Term. The term of this Agreement will commence on January 1, 2010 and continue until December 31, 2010, unless earlier terminated as provided in this Agreement. This Agreement will automatically renew for two one-year terms on each of January 1, 2011 and 2012 unless a party gives the other party written notice of its intent to terminate the agreement on or before December 1, 2010 or 2011, as applicable.

7.2         Termination. Either party may terminate this Agreement and/or any Project Assignment at any time, with or without cause, by providing the other party with thirty (30) days written notice of its intent to terminate. Company may also terminate this Agreement or any Project Assignment immediately with notice for Consultant’s breach of Sections 5 (Confidential Information) or 8 (Noninterference with Business), which breach remains uncured ten (10) business days after Company notifies Consultant of such breach.

7.3         Survival. Upon expiration or termination of this Agreement for any reason, the terms contained in the following Sections will survive: Sections 3 (Independent Contractor Relationship), 4 (Indemnification), 5 (Confidential Information), 7.3 (Survival), 8 (Noninterference with Business), 10 (Work for Hire) and 11 (General).

8.             Noninterference with Business. During the term of this Agreement, and for a period of one (1) year thereafter (the “Noninterference Period”), Consultant agrees not to interfere with the business of Company in any manner. By way of example and not of limitation, Consultant agrees, during the Noninterference Period, not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with Company. Consultant shall give Company prior notice before engaging in any potential employment discussions with any competitor of Company.

9.             Limited License. To the extent Company makes any of its proprietary materials or products available to Consultant in connection with any Project Assignment, Company grants to Consultant, during the term of such Project, a limited, non-transferable license to use such materials or products solely as necessary to enable Consultant to perform its obligations under this Agreement and any applicable Project Assignment.

10.          Work for Hire. Consultant agrees that any and all software, designs, processes, improvements, techniques, formulas, procedures, ideas, innovations, inventions (whether patentable or not), programs, programming code, systems, work notes, drafts, specifications, know-how, data, documentation, illustrations, databases, reports, literary properties, original works of authorship, derivative works and other work product conceived, reduced to practice, developed, written, or contributed by Consultant, either individually or in collaboration with others, in connection with performing the services (collectively “Work Product”) are the sole property of Company. The Work Product shall be deemed a “work-made-for-hire” for Company as that term is defined in Section 101 of the U.S. Copyright Code. To the extent that the Work Product cannot be deemed a “work-made-for-hire” Consultant hereby makes all assignments necessary to accomplish the foregoing ownership. Consultant shall execute such documents and do such other acts and deeds as may be reasonably required by Company or its assignees or licensees to further evidence or effectuate Company’s rights hereunder. If Consultant fails to take such action, Company may execute such documents as Consultant’s attorney in fact, which appointment will be irrevocable and coupled with an interest.

11.          General. Consultant may not assign this Agreement, or assign any rights or delegate any obligations under this Agreement, without obtaining Company’s prior written consent. Any attempted or purported assignment or delegation by Consultant in violation of this paragraph will be null and void. Subject to the foregoing, this Agreement will be binding upon, and will inure to the benefit of, the parties and their respective successors and permitted assigns. Any notice required or permitted by this Agreement will be in writing and will be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice will be sent to the addresses set forth below or such other address as either party may specify to the other party in writing in accordance with the foregoing.

This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California, without giving effect to any choice of law principles that would require the application of the laws of a different state. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby. The waiver by Company of a breach of any provision of this Agreement by Consultant will not operate or be construed as a waiver of any other or subsequent breach by Consultant. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to Company for which there may be no adequate remedy at law, and Company is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

This Agreement, together with any applicable Project Assignments, constitutes the complete and exclusive agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all services undertaken by Consultant for Company; provided, however, that in the event of any conflict between the terms of this Agreement and any Project Assignment, the terms of the applicable Project Assignment will control. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

The parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date set forth above.

Company	Consultant
CNS Response, Inc.

Signature: ____________________________	Signature: _____________________________

Printed Name: __________________________

Date: ________________________________	Date: _________________________________

Address: 85 Enterprise, suite 410
Aliso Viejo, CA 92656	Address: ______________________________

_____________________________________

Exhibit A

PROJECT ASSIGNMENT*

Dated: January 1, 2010

Description of Project Requirements:

Services: Consulting projects requested by the Company.

Compensation: In consideration for services rendered hereunder,

1.	The Company will pay Consultant on aggregate of $36,000 for the period between January 1, 2010 and December 31, 2010 as follows: $3,000 will be accrued each month for payment to Consultant until the completion of the Company’s planned private placement financing. Within one month of the completion of the Company’s financing, the accrued balance will be paid to Consultant and thereafter, $3,000 will be paid each month to Consultant through December 31, 2010.

The parties have executed this Project Assignment as of the dale first written above.

Company:	Consultant:
CNS Response, Inc.

Signature: ____________________________	Signature: _____________________________

Printed Name: __________________________

Date: ________________________________	Date: _________________________________

* This Project Assignment is governed by the terms of a Consulting Agreement in effect between Company and Consultant. In the event that any term continued in this Project Assignment is inconsistent with any term set forth in such Consulting Agreement, the terms of this Project Assignment shall govern, but only with respect to the services set forth in this Project Assignment. All capitalized terms used but not defined in this Project Assignment will have the meanings given to such terms in the Consulting Agreement.

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